EXHIBIT 99.1

Press Release

Lenco Mobile Inc. Announces Headquarters Move to Seattle, Appointment

of New Chief Financial Officer, New Auditor, and New Outside Counsel

March 1, 2012

SEATTLE, Washington -- Lenco Mobile Inc. (LNCM:PK) today announced it has moved its worldwide headquarters from Santa Barbara, California, to Seattle, Washington. Making the announcement, Lenco Chief Executive Matt Harris also announced that Chris Dukelow, a Seattle based finance executive had been hired to replace Tom Banks as Chief Financial Officer; Peterson Sullivan LLP, a Seattle audit and accounting firm had been appointed to replace California based SingerLewak LLP; and Stewart Landefeld of Perkins Coie LLP (a global law firm with headquarters in Seattle) had been engaged as the company’s primary outside counsel. In addition, Lenco’s Chairman Michael Levinsohn has announced his intention to move to Seattle later this year.

About Lenco Mobile Inc.

Lenco Mobile Inc. provides consulting and technical services, together with proprietary technology, for the fast-growing market for mobile marketing and mobile customer engagement applications.  The company provides customers, including leading wireless carriers, consumer brands and enterprises, with turnkey solutions to attract, retain and monetize relationships with customers.  Lenco Mobile offers brand owners the ability to design, manage, and execute mobile-based marketing campaigns through a variety of technologies, including MMS messaging with improved messaging throughput, better quality, and reduced bandwidth usage on a per message basis.  In addition to propriety MMS messaging solutions, the Company offers products and services such as Build.mobi™, mobile greeting cards, mobile statements, mobile streaming, Software as a Service and Managed Service solutions. The Company is headquartered in the U.S. and has operations worldwide.